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                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                                                   FISCAL YEAR ENDED MARCH 31,
                                                                                   ---------------------------

                                                                                    1996      1995      1994
                                                                                    ----      ----      ----
                                                                           (Amounts in thousands, except per share data)

Basic
- -----

Weighted average common shares outstanding .....................................    10,284    11,112     9,883
                                                                                   =======   =======   =======

Net income .....................................................................   $ 4,366   $13,701   $14,396
                                                                                   =======   =======   =======

Per share amount ...............................................................   $   .42   $  1.23   $  1.46
                                                                                   =======   =======   =======


Primary
- -------

Weighted average common shares outstanding .....................................    10,284    11,112     9,883
Net effect of dilutive common stock options -- based on the treasury stock method using average market price of $16.92, $22.48 and
  $25.77, respectively, net of tax benefit .....................................        84       102       180
                                                                                   -------   -------   -------
         Total .................................................................    10,368    11,214    10,063
                                                                                   =======   =======   =======

Net income .....................................................................   $ 4,366   $13,701   $14,396
                                                                                   =======   =======   =======

Per share amount ...............................................................   $   .42   $  1.22   $  1.43
                                                                                   =======   =======   =======

Fully Diluted
- -------------

Weighted average common shares outstanding .....................................    10,284    11,112     9,883
Net effect of dilutive stock options -- based on the treasury stock method using the greater of year-end market price or the average market price, of $16.92,
  $22.48 and $34.75 respectively, net of tax benefit ...........................        84       102       204
                                                                                   -------   -------   -------

         Total .................................................................    10,368    11,214    10,087
                                                                                   =======   =======   =======

Net income .....................................................................   $ 4,366   $13,701   $14,396
                                                                                   =======   =======   =======

Per share amount ...............................................................   $   .42   $  1.22   $  1.43
                                                                                   =======   =======   =======





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